Exhibit 10.32
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
          This First Amendment to Employment Agreement dated March 21, 2007, between Quest Resource Corporation (the “Company”) and Richard Marlin (“Employee”) is entered this 29 day of December, 2008.
          WHEREAS, the Company and Employee entered into an employment agreement dated March 21, 2007 (the “Employment Agreement”) to memorialize the terms and conditions relating to Employee’s employment with the Company;
          WHEREAS, the Company and Employee desire to amend the Employment Agreement to amend the Employment Agreement for certain changes in light of the final Treasury Regulations issued under Section 409A of the Internal Revenue Code;
     NOW THEREFORE, the parties hereby agree to amend the Employment Agreement as follows:
1.	Definition of Disability. Notwithstanding the definitions of disability set forth in Section 5(c) and 6(c), Employee shall not be deemed to be Disabled for purposes of the Employment Agreement unless (A) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
     In all other respects the Employment Agreement dated March 21, 2007, shall remain in full force.

“Employee”		“Company”

Richard Marlin		QUEST RESOURCE CORPORATION

By:	/s/ Richard Marlin	By:	/s/ Jack Collins

Dated:	12/29/08	Dated:	12/29/08

		Title:	Interim CFO